EXHIBIT 4.29

PINNACLE ENTERTAINMENT, INC.

DIRECTOR STOCK OPTION GRANT NOTICE AND OPTION AGREEMENT

(2016 Equity and Performance Incentive Plan)

As a member of the Board of Directors of Pinnacle Entertainment, Inc., you have been granted an option to purchase shares of the Company’s common stock. This award is subject to the terms and conditions of the Pinnacle Entertainment, Inc. 2016 Equity and Performance Incentive Plan, this Grant Notice, and the following Stock Option Agreement. The details of this award are indicated below.

Optionee:
Date of Grant:
Number of Shares subject to the Option:
Exercise Price Per Share:
Term of Option:
Vesting Period:
Type of Option:	Nonqualified Stock Option

DIRECTOR STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (together with the above grant notice (the “Grant Notice”), the “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and the individual (the “Optionee”) set forth on the Grant Notice.

A. Pursuant to the Pinnacle Entertainment, Inc. 2016 Equity and Performance Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) has determined that it is to the advantage and best interest of the Company to grant to the Optionee an option to purchase the number of shares of the Common Stock of the Company (the “Shares” or the “Option Shares”) set forth on the Grant Notice, at the exercise price per Share set forth on the Grant Notice, and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Option”).

B. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan. For purposes of this Agreement, “Termination Date” shall mean the date on which the Optionee’s Continuous Status as an Employee, Director or Consultant terminates.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Optionee and the Company hereby agree as follows:

1. Acceptance of Agreement. Optionee has reviewed all of the provisions of the Plan, the Grant Notice and this Stock Option Agreement. By electronically accepting this Option according to the instructions provided by the Company’s designated broker, Optionee agrees that this electronic contract contains Optionee’s electronic signature, which Optionee has executed with the intent to sign this Agreement, and that this Option is granted under the Plan and governed by the terms and conditions of the Plan, the Grant Notice, and this Stock Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on questions relating to the Plan, the Grant Notice, and this Stock Option Agreement.

2. Grant and Terms of Stock Option.

2.1 Grant of Option. Pursuant to the Grant Notice and this Agreement, the Company has granted to the Optionee the right and option to purchase, subject to the terms and conditions set forth in the Plan and this Agreement, all or any part of the number of Shares set forth on the Grant Notice at a purchase price per Share equal to the exercise price per Share set forth on the Grant Notice. An Option granted pursuant to the Grant Notice and this Agreement shall be a Nonqualified Stock Option.

2.2 Vesting and Term of Option. This Section 2.2 is subject to the provisions of the Plan and other provisions of this Agreement.

2.2.1 This Option shall vest and become exercisable in equal annual installments during the Vesting Period on each anniversary of the Date of Grant (each such date, the “Vesting Date”) subject to the Grantee’s Continuous Status as an Employee, Director or Consultant through the Vesting Date.

2.2.2 The “Term” of this Option shall begin on the Date of Grant set forth in the Grant Notice and end on the expiration of the Term specified in the Grant Notice. No portion of this Option may be exercised after the expiration of the Term.

2.2.3 In the event of termination of Optionee’s Continuous Status as an Employee, Director or Consultant for any reason (including death or Disability) other than Cause:

2.2.3.1 the portion of this Option that is not vested and exercisable as of the Termination Date shall not continue to vest and shall be immediately cancelled and terminated; and

2.2.3.2 the portion of this Option that is vested and exercisable as of the Termination Date shall terminate and be cancelled on the earlier of (a) the expiration of the Term and (b)(i) the one-year anniversary of the Termination Date if the Optionee has served as a Director for less than five years, (ii) the two-year anniversary of the Termination Date if the Optionee has served as a Director for at least five years but less than ten years, or (iii) the three-year anniversary of the Termination Date if the Optionee has served as a Director for at least ten years.

2.2.4 Removal for Circumstance involving Cause. If the Company’s Board of Directors, after due deliberation, removes Optionee as a member of the Company’s Board of Directors for circumstances involving Cause, or if, after Optionee is removed as a member of the Company’s Board of Directors, the Board of Directors within twelve (12) months determines that Cause existed before such removal as a Director, the entire Option shall not continue to vest, shall be cancelled and terminated as of the date of such removal as a Director, and shall no longer be exercisable as to any Shares, whether or not previously vested, that have not been exercised in the interim.

3. Method of Exercise.

3.1 Delivery of Notice of Exercise. This Option shall be exercisable by delivery of instructions, which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. Exercise of the Option shall be performed by online execution of exercise through the designated broker’s internet tool, or delivery of verbal instruction to the designated broker’s customer service agent if so permitted by the designated broker, together with such information as the broker shall require to complete the transaction; or a combination thereof. The Option shall be deemed to be exercised no earlier than receipt by the designated broker of such exercise instructions accompanied by the aggregate exercise price. This Option may not be exercised for a fraction of a Share.

3.2 Restrictions on Exercise. No Shares will be issued pursuant to the exercise of this Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange or other market system on which the Common Stock is then listed and all applicable requirements of any Applicable Laws and of any regulatory bodies having jurisdiction over such issuance. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be necessary or appropriate, in the judgment of the Committee, to comply with any Applicable Law.

3.3 Method of Payment. Payment of the exercise price shall be made in full at the time of exercise (a) in cash or by certified check or bank check or wire transfer of immediately available funds, (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (c) by delivery of the exercise instructions together with any other documentation as the designated broker (and Optionee’s broker, if applicable) require(s) to effect an exercise of the Option and delivery to the Company of the sale or other proceeds (as permitted by Applicable Law) required to pay the exercise price, (d) by such other method as the Committee may permit, (e) by having the Company withhold from the Shares which would otherwise be issued on the exercise of an Option, or, (f) any combination of any of the foregoing. In addition, the Committee may impose such other conditions in connection with the delivery of Shares in satisfaction of the exercise price as it deems appropriate in its sole discretion.

3.4 No Rights as a Stockholder. Until the stock certificate evidencing Shares issued upon exercise of this Option is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option.

4. Non-Transferability of Option. Except as provided below, this Option may not be sold, assigned transferred in any manner, pledged or otherwise encumbered other than by will or by the laws of descent or distribution or to a beneficiary designated pursuant to the Plan, and may be exercised during the lifetime of Optionee only by Optionee or the Optionee’s guardian or legal representative. Subject to all of the other terms and conditions of this Agreement, following the death of Optionee, this Option may, to the extent it is vested and exercisable by Optionee in accordance with its terms on the date of death, be exercised by Optionee’s beneficiary or other person entitled to exercise this Option in the event of Optionee’s death under the Plan. This Option may be assigned, in whole or in part, during the Optionee’s lifetime to one or more Family Members of the Optionee. Rights under the assigned portion may be exercised by the Family Member(s) who acquire a proprietary interest in such Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately before such assignment and shall be set forth in such documents issued to the assignee as the Committee deems appropriate.

5. Restrictions; Restrictive Legends. Ownership and transfer of Shares issued pursuant to the exercise of this Option will be subject to the provisions of, including ownership and transfer restrictions (including, without limitation, ownership and transfer restrictions imposed by applicable gaming laws) contained in, the Company’s Certificate of Incorporation, as amended from time to time, restrictions imposed by Applicable Laws and restrictions set forth or referenced in legends imprinted on certificates representing such Shares.

6. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that this Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Committee may, in the exercise of its sole discretion, declare that this Option will terminate as of a date fixed by the Committee and give the Optionee the right to exercise this Option prior to such date as to all or any part of the optioned stock, including Shares as to which this Option would not otherwise be exercisable.

7. Non-Disparagement; Cooperation; and Non-Competition.

7.1 Non-Disparagement.

7.1.1 Optionee agrees that from and after the date Optionee ceases to be a member of the Company’s Board of Directors, he or she will not disparage (or induce or encourage others to disparage) the Company, any of its affiliates or any of its or their officers, directors, executives, employees or stockholders. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or its affiliates’ officers, directors, executives, employees or stockholders or any person with whom the Company or any of its affiliates has a business relationship which is designed to or would reasonably be expected to adversely affect in any manner, the conduct of any of the Company’s or any of its affiliates’ business or the business or personal reputations of the Company, its affiliates or any of the Company’s or its affiliates’ officers, directors, executives, employees or stockholders; and

7.1.2 The Company shall not permit the Designated Company Executives to disparage (or induce or encourage others to disparage) Optionee. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or its affiliates’ officers, directors, executives, employees, or stockholders or any person known to the Company to have a business relationship with Optionee which is designed to or would reasonably be expected to adversely affect in any manner the conduct of Optionee’s business or the personal reputation of Optionee. “Designated Company Executives” includes each of the Chief Executive Officer, Chief Financial Officer, General Counsel and any executive and senior vice president of the Company.

7.2 Cooperation. Optionee agrees to cooperate with the Company and its attorneys in any current or future litigation or claims involving the Company or any of its operating subsidiaries in which Optionee might be a witness or have material information including, but not limited to, any and all meetings, depositions, arbitrations, mediations, trials, etc. Optionee shall be entitled to indemnification and advancement of expenses (including attorney fees) by the Company as provided in Article VIII of the Company’s Bylaws.

7.3 Non-Competition. During the period of time that the Optionee is permitted to exercise the Option pursuant to Section 2.2, Optionee shall not, directly or indirectly, work for or provide services to any person, firm or entity engaged (directly or indirectly or through an investment in another entity) in the casino, gaming, card club or horseracing business which competes against the Company in any “market” in which the Company owns (in whole or in part, directly or through an investment in another entity) or operates a casino, card club or horseracing facility, except as otherwise approved by the Board of Directors. For purposes of this Agreement, “market” shall be defined as the area within a 100 mile radius of any casino, card club or horseracing facility owned (in whole or in part, directly or through an investment in another entity) or operated or under construction by the Company whether in the United States or internationally, including in Asia, within twelve months of the date of termination. For the avoidance of doubt, this Section 7.3 shall not prohibit Optionee from providing legal services or accounting or auditing services to any casino, gaming, card club or horseracing business.

7.4 Violation of Section 7; Termination of the Option. After the Optionee ceases being a member of the Board of Directors and in the event that the Board of Directors, in their discretion after due deliberation, determines that the Optionee has violated any of the terms, conditions and restrictions set forth in Section 7 of this Agreement, the Option may be cancelled and terminated and if the Board of Directors takes such action in cancellation and termination of the Option, the Option shall no longer be exercisable as to any Shares, whether or not previously vested, that have not been exercised in the interim. Nothing in this Section 7 is intended to prevent or limit the Optionee from complying with all laws, rules, regulations, examinations, investigations or inquiries of any governmental or regulatory body, or participating in any legal, court, or administrative proceeding or process, or exercising any of his or her legal rights and remedies outside of the rights and remedies related to the Option as addressed herein.

8. General.

8.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

8.2 Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Optionee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Option and the parties hereto shall act in all matters as if the Optionee was the sole owner of this Option. This appointment is coupled with an interest and is irrevocable.

8.3 Services as a Director. Optionee acknowledges and agrees that the vesting of this Option is earned only by his or her continuing services as a director of the Company (not through the act of being appointed as a director, being granted this Option or acquiring shares hereunder). Optionee further acknowledges and agrees that nothing in this Agreement, nor in the Plan which is incorporated herein by reference, shall confer upon Optionee any right with respect to continuation of his or her services as a director, nor shall it interfere in any way with the right to terminate his or her services as a director of the Company at any time, with or without cause.

8.4 Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for Shares as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares on or with respect to which such other capital stock was distributed, and references to “Company” in respect of such distributed stock shall be deemed to refer to the company to which such distributed stock relates.

8.5 No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

8.6 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

8.7 No Assignment. Except as otherwise provided in this Agreement, the Optionee may not assign any of his, her or its rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company’s obligations hereunder.

8.8 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

8.9 Equitable Relief. The Optionee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Optionee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

8.10 Arbitration.

8.10.1 General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 8.10 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Las Vegas, Nevada.

8.10.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of the Optionee, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

8.10.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

8.10.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless the Optionee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

8.10.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

8.11 Taxes. By signing this Agreement, the Optionee represents that he or she has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Optionee understands and agrees that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

8.12 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

8.13 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

8.14 Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Option granted under the Plan, future options that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

8.15 Data Privacy. Optionee agrees that all of Optionee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage Optionee’s participation in the Plan.

8.16 Acknowledgments of Optionee. Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and this Agreement and, by accepting the Notice of Grant, acknowledges and agrees to all of the provisions of the Grant Notice, the Plan and this Agreement.

8.17 Complete Agreement. The Grant Notice, this Stock Option Agreement, and the Plan constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

8.18 Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION

THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.